Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement No. 333-153207 on Form S-3 and Registration Statement Nos. 333-150067 and 333-185350 on Form S-8 of Great Lakes Dredge & Dock Corporation of our report, dated February 29, 2016, on our audits of the financial statements of TerraSea Environmental Solutions, LLC as of December 31, 2015 (Liquidation Basis) and for the years ended December 31, 2015 (Liquidation Basis) and 2014 (Going Concern Basis), which report is included in the annual report on Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2016.

/s/CohnReznick LLP

Chicago, Illinois

February 28, 2017